EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Marlin Leasing Corporation and Subsidiaries:

We consent to the incorporation by reference in this Registration Statement of Marlin Business Services Corp. on Form S-8 of our report which is dated August 15, 2003, except as to note 3, which is as of August 22, 2003 and note 17, which is as of October 13, 2003, with respect to the consolidated balance sheets of Marlin Leasing Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 appearing in the prospectus dated November 10, 2003 included in the Registration Statement on Form S-1(Registration No. 333-108530) of Marlin Business Services Corp. filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in this Registration Statement.

Our report indicates that the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001.

/s/ KPMG LLP

November 10, 2003
Philadelphia, Pennsylvania